SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of

The Securities Exchange Act of 1934

(Amendment No. 1)

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RACKWISE, INC.

(Name of Registrant As Specified In Its Charter)

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RACKWISE, INC.

2365 Iron Point, Suite 190

Folsom, CA 95630

NOTICE OF ACTION TO BE TAKEN PURSUANT TO WRITTEN CONSENT

OF STOCKHOLDERS IN LIEU OF A MEETING

To the Stockholders of Rackwise, Inc.:

Notice is hereby given that stockholders holding a majority of our outstanding common stock, pursuant to a written consent, dated August 9, 2013, have authorized and approved an amendment of our Articles of Incorporation to:

1.	Amend our Articles of Incorporation to increase our authorized capitalization from 1,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of blank check preferred stock, par value $0.0001 per share, to 300,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of blank check preferred stock, par value $0.0001 per share.

The amendment of our Articles of Incorporation was approved on August 9, 2013 by the unanimous written consent of our Board of Directors.

The amendment of our Articles of Incorporation will not be effective until the Certificate of Amendment is filed with the Secretary of State of the State of Nevada. We intend to file the Certificate of Amendment as soon as practicable, but not less than twenty (20) calendar days after the accompanying Information Statement is first mailed to our stockholders.

No action is required by you. The accompanying Information Statement is furnished only to inform our stockholders of the action described above before it takes effect in accordance with Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended. This Information Statement is being mailed or otherwise provided to you on or about _____________ ___, 2013.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

PLEASE NOTE THAT THE HOLDERS OF A MAJORITY OF OUR OUTSTANDING SHARES OF COMMON STOCK HAVE ALREADY APPROVED THE AMENDMENT OF OUR ARTICLES OF INCORPORATION BY WRITTEN CONSENT IN LIEU OF A MEETING. SUCH WRITTEN CONSENT IS SUFFICIENT TO SATISFY THE STOCKHOLDER VOTE REQUIREMENTS UNDER NEVADA LAW AND NO ADDITIONAL VOTING WILL CONSEQUENTLY BE NEEDED TO APPROVE THESE MATTERS.

Please carefully read the enclosed document in its entirety. You may also obtain other information about the Company from publicly available documents that have been filed with the Securities and Exchange Commission.

By Order of the Board of Directors,

/s/ Guy A. Archbold
Guy A. Archbold
Chief Executive Officer and Chairman

October 17, 2013

Important Notice Regarding the Availability of Information Statement of Rackwise, Inc.

The Information Statement referenced in this Notice is available at http://http://www.rackwise.com/company/corporate-filings. In accordance with SEC rules, this website does not use “cookies”, track the identity of anyone accessing the website to view the Information Statement or gather any personal information.  Information on Rackwise, Inc.’s website does not constitute a part of this Information Statement.

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RACKWISE, INC.

2365 Iron Point, Suite 190

Folsom, CA 95630

INFORMATION STATEMENT

_____________ ___, 2013

This Information Statement (this “Information Statement”) is being furnished to stockholders of Rackwise, Inc., a Nevada corporation (“we”, “us” or “our”), to advise you of corporate action approved without a meeting by written consent of our stockholders holding a majority of our outstanding common stock. Such corporate action is the adoption of an amendment to our Articles of Incorporation to increase our authorized capitalization from 1,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of blank check preferred stock, par value $0.0001 per share, to 300,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of blank check preferred stock, par value $0.0001 per share, by filing an amendment to our Articles of Incorporation (the “Charter Amendment”). We are not increasing our authorized preferred stock which will remain unchanged. Approval of the Charter Amendment requires the affirmative vote of a majority of the outstanding shares of common stock entitled to vote thereon. There are no dissenters’ rights applicable to the Charter Amendment.

A copy of the form of Certificate of Amendment to our Articles of Incorporation to be filed in connection with the Charter Amendment is attached to this Information Statement as Appendix A.

Our Board of Directors, by written consent on August 9, 2013, has approved, and stockholders holding 226,420 shares (approximately 50.3%) of our outstanding common stock on August 9, 2013 (the “Majority Stockholders”), have consented in writing to the Charter Amendment. On August 9, 2013 we had approximately 450,218 shares of common stock issued and outstanding. Accordingly, all corporate actions necessary to authorize the Charter Amendment have been taken. Under Section 78.320 of the Nevada Revised Statutes (“NRS”), any action required or permitted by the NRS to be taken at an annual or special meeting of stockholders of a Nevada corporation may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having at least a majority of the voting power that would be necessary to authorize or take such action at a meeting. In accordance with the regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Charter Amendment will not become effective until at least 20 days after we have first mailed this Information Statement to our stockholders. Promptly following the expiration of this 20-day period, we intend to file a Certificate of Amendment to our Articles of Incorporation to effect the Charter Amendment. The proposed increase in the number of authorized shares of our common stock will become effective at the time of the filing of the Charter Amendment or at such other time as provided in the Charter Amendment.

PLEASE BE ADVISED THAT THIS IS ONLY AN INFORMATION STATEMENT. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Our executive offices are located at 2365 Iron Point, Suite 190, Folsom, CA 95630

This Information Statement is first being mailed or otherwise provided to the holders of our outstanding common stock, our only class of voting securities outstanding, on or about _____________ ___, 2013. Each holder of record of shares of our common stock at the close of business on _____________ ___, 2013 is entitled to receive a copy of this Information Statement.

FREQUENTLY ASKED QUESTIONS

The following questions and answers are intended to respond to frequently asked questions concerning the actions approved by our Board of Directors and the persons entitled to vote a majority of our outstanding shares of common stock. These questions do not, and are not intended to, address all the questions that may be important to you. You should carefully read the entire Information Statement, as well as its appendices and the documents incorporated by reference in this Information Statement.

Q: WHY AREN'T WE HOLDING A MEETING OF STOCKHOLDERS?

A: Our Board of Directors has already approved the Certificate of Amendment to our Articles of Incorporation and has received the written consent of a majority of the voting interests entitled to vote on such actions. Under the NRS, these actions may be approved by the written consent of a majority of the voting interests entitled to vote. Since we have already received written consents representing the necessary number of votes, a meeting is not necessary and represents a substantial and avoidable expense.

Q: CAN I REQUIRE YOU TO PURCHASE MY STOCK?

A: No. Under the NRS, you are not entitled to appraisal and purchase of your stock as a result of the Charter Amendment.

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Q: WHO WILL PAY THE COSTS OF THE CHARTER AMENDMENT?

A: We will pay all of the costs of the Charter Amendment, including distributing this Information Statement. We may also pay brokerage firms and other custodians for their reasonable expenses for forwarding information materials to the beneficial owners of our common stock. We are not soliciting any proxies and will not contract for other services in connection with the stockholder action approving the Charter Amendment.

INCREASE IN AUTHORIZED COMMON STOCK

General

Our Articles of Incorporation authorize us to issue 1,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of blank check preferred stock, par value $0.0001 per share. Our Board of Directors and Majority Stockholders have approved the Charter Amendment to increase our authorized capitalization to 300,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of blank check preferred stock, par value $0.0001 per share (the “Share Increase”). We are not increasing our authorized preferred stock which will remain unchanged. As of September 30, 2013, there are approximately 450,222 shares of common stock outstanding and no shares of preferred stock outstanding.

The Share Increase will not have any immediate effect on the rights of our existing stockholders. However, our Board of Directors will have the authority to issue authorized shares of common stock or preferred stock at such times, for such purposes and for such consideration as the Board may determine to be appropriate without requiring future stockholder approval of such issuances, except as may be required by applicable law or applicable stock exchange regulations. Please see below for a more detailed discussion of the effects of the Share Increase.

Issuance of Authorized Common Stock in the Units Offering and Pursuant to an Equity Incentive Plan

Future Issuances in the Units Offering

On June 11, 2013, we completed a first closing of a private offering (the “Units Offering”) in which we sold $1,726,335 of units of our securities at a price of $10,000 per unit to Navesink RACK, LLC and Black Diamond Financial Group LLC and its affiliates (collectively, the “Purchasers”). This was the initial closing under the Units Offering in which we are offering up to $5,000,000 in units to the Purchasers. On June 27, 2013 and July 11, 2013, we completed a second and a third closing of the Units Offering in which we sold an additional $420,625 and $190,925 in units, respectively. Each unit consists of (i) $10,000 principal amount of 12% secured convertible promissory notes (the “Notes”) and (ii) 267 five (5) year warrants (the “Warrants”), each to purchase one share of common stock at a price of $3.00 per share at any time after the maturity date of the Notes. The Notes mature one year from the date of issuance and are convertible at any time, in whole or in part, at the option of the holder, into shares of our common stock at a price per share equal to the lesser of (i) $15.00 and (ii) 80% of the five (5) day value weighted average price for our common stock for the five trading days immediately preceding the conversion date. Alternatively, the Purchasers may, on a one-time basis, as the result of their having made an aggregate investment in excess of $1,500,000, at any time during the term of the Notes, convert the Notes, including all accrued interest due thereon, into approximately 2,551,236 shares of our common stock (the “Conversion Shares”), which amount was fixed by the parties on August 9, 2013 and would represent 85% of our issued and outstanding common shares had such Conversion Shares been issued immediately after our August 2, 2013 reverse stock split. The Conversion Shares amount is an approximation due to as yet undetermined rounding following the reverse split and as such the actual Conversion Share amount is expected to be slightly higher than 2,551,236. By agreement, the Purchasers will each have the right to receive 50% of the Conversion Shares without regard to their respective subscription amounts. The Purchasers may determine to convert the Notes prior to the completion of the Units Offering. In such event, subscriptions for additional units otherwise issuable to the Purchasers in connection with subsequent subscriptions, will be treated as contributions to capital. In the event of such conversion and the issuance of the Conversion shares, the Warrants shall be cancelled.

Future Issuances Pursuant to Shareholder Notes Which Are Subject to Board Approval

In August and September 2013, we borrowed $310,000 (the “Loans”) from two of our unaffiliated shareholders (collectively, the “Shareholders”). Subject to our Board of Directors approving the terms of the Loans, we intend to issue to the Shareholders, in consideration of the Loans, 8% convertible promissory notes (the “Shareholder Notes”). The Shareholder Notes would mature 36 months from the date of issuance and would be convertible at any time, in whole or in part, at the option of the holders, into units of our securities at the conversion price of $0.50 per unit. Each unit would consist of (i) one share of our common stock and (ii) one 3-year warrant to purchase one share of our common stock at an exercise price of $0.50 per share. The terms of the Shareholder Notes (including the conversion terms) are subject to approval by our Board of Directors. In the event that our Board of Directors does not approve the terms of the Shareholder Notes (including the conversion terms), we intend to negotiate with the Shareholders to provide for alternative terms for the Notes, which would then be against subject to approval by our Board of Directors.

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Future Issuances Pursuant to an Equity Incentive Plan

In addition, in connection with the Units Offering described above and the 1-for-300 reverse split of our issued and outstanding common stock (the “Reverse Split”) effected on August 2, 2013, our Board of Directors intends to increase the number of shares of our common stock that we are authorized to issue under our equity incentive plans (the “EIP Increase”) by either (i) increasing the number of shares of our common stock that we would be authorized to issue under the 2011 Equity Incentive Plan (the “EIP”), or (ii) adopting a new equity incentive plan. In either event, we expect to increase the number of shares available to us for issuance under an equity incentive plan in an amount equal to 20% of the number of shares of our common stock issued and outstanding at the time of the increase. The EIP is an equity plan which allows us to grant stock based rewards to our employees, directors and consultants.

Assuming the issuance of the Conversion Shares and the consummation of the EIP Increase, as of September 30, 2013, we would then be authorized to issue under the EIP up to approximately 600,000 shares of our common stock. In the event that the Conversion Shares are not issued, our Board of Directors intends to effect the EIP Increase in the amount equal to 20% of the number of shares of our common stock issued and outstanding as of the date that the Board approves such increase. After the EIP Increase, we do not anticipate issuing incentive stock options under the EIP or any newly adopted equity incentive plan and therefore, we would not be required to obtain stockholder approval of the increase the number of shares of our common stock that we are authorized to issue under the EIP. If our Board of Directors elects to issue incentive stock options after the EIP Increase, we would then seek to obtain approval of our stockholders as required.

As of the date of this Information Statement, we are authorized to issue 45,000 shares of our common stock under the EIP and there are stock options issued and outstanding to purchase 25,593 shares. No other awards have been issued or are outstanding under the EIP. As of the date of this Information Statement, no formal Board of Directors or stockholders action has been taken to effect the EIP Increase.

Summary Table

The table below sets forth the following information as of September 30, 2013 regarding our shares of common stock both before and after giving effect to the Share Increase: (i) the number of shares of our common stock issued and outstanding, (ii) the number of shares of our common stock authorized and reserved for issuance under the EIP, (iii) the number of shares of our common stock authorized and reserved for issuance under our various convertible notes and warrants, (iv) the number of shares of our common stock authorized and reserved for issuance of the Conversion Shares, and (v) the number of shares of our common stock authorized but unreserved. Other than as set forth in the table below and related footnotes, there were no other shares of our common stock authorized and reserved for issuance as of the date of this Information Statement.

	Shares of Common Stock Issued & Outstanding	Shares of Common Stock Authorized & Reserved for Issuance Under the EIP		Shares of Common Stock Authorized & Reserved for Issuance Under Various Convertible Notes & Warrants		Shares of Common Stock Authorized & Reserved for Issuance of Conversion Shares		Shares of Common Stock Authorized but Unreserved
Before the Share Increase	450,222	45,000	(1)	322,028	(2)(6)	182,750	(3)	0

After the Share Increase	450,222	45,000	(1)	322,028	(2)(6)	2,551,236	(4)	296,631,514	(5)(6)

(1)	Includes options to purchase 25,593 shares of our common stock outstanding as of September 30, 2013. Excludes any shares that we may issue in the future as a result of the EIP Increase.

(2)	Excludes the Conversion Shares.

(3)	Represents the balance of 1,000,000 shares that we are currently authorized to issue, all of which are reserved for issuance of the Conversion Shares. Effective August 2, 2013, we implemented a 1-for-300 reverse split of our issued and outstanding common stock and a reduction in the number of shares of common stock authorized to be issued by us from 300,000,000 to 1,000,000.

(4)	Represents the Conversion Shares. The Purchasers may elect, on a one-time basis, at any time during the term of the Notes to convert their Notes, including all accrued interest due thereon, into 2,551,236 Conversion Shares. Assumes the conversion of the Notes and issuance of all of the Conversion Shares.

(5)	Represents the number of shares of our common stock that we would be authorized to issue after the Share Increase, net of (a) shares of our common stock issued and outstanding as of September 30, 2013, (b) shares currently reserved under the EIP (without giving effect to the EIP Increase), (c) 322,028 shares of our common stock underlying our outstanding convertible notes (other than the Notes) and warrants, and (d) the Conversion Shares (assuming the conversion of the Notes and issuance of all of the Conversion Shares).

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(6)	Excludes the conversion of the Shareholder Notes.

Except as discussed above, we have no current plans, proposals or arrangements, written or otherwise, to issue any of the additional authorized common shares resulting from the Share Increase.

Description of Securities

General

We are a Nevada corporation, and our affairs are governed by our Articles of Incorporation, our By-Laws and the NRS. The following are summaries of material provisions of our Articles of Incorporation and the NRS insofar as they relate to the material terms of our shares of common stock. We have filed copies of our complete Articles of Incorporation, and By-Laws, as amended, as exhibits in certain of our filings with the Securities and Exchange Commission (the “SEC”).  The following summary description relating to our share capital does not purport to be complete and is qualified in its entirety by our Articles of Incorporation and By-Laws.

Shares of Common Stock

Our Board of Directors believes that the Share Increase is desirable in order to provide us with a greater degree of flexibility to issue shares of common stock, without the expense and delay of a special stockholders’ meeting, in connection with future equity financings, future opportunities for expanding the business through investments or acquisitions, management incentive and employee benefit plans and for other general corporate purposes.

To the extent that additional authorized shares of common stock are issued in the future, they will decrease our existing stockholders’ percentage equity ownership and, depending upon the price at which they are issued, could be dilutive to the existing stockholders. The holders of our shares of common stock have no preemptive rights.

Voting

Holders of shares of common stock are entitled to one vote for each ordinary share on all matters to be voted on by the stockholders. Holders of shares of common stock do not have cumulative voting rights. Holders of shares of common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, the holders of shares of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities.

Holders of shares of common stock have no preemptive rights to purchase shares of common stock. There are no conversion or redemption rights or sinking fund provisions with respect to the shares of common stock.

Dividends

The holders of our shares of common stock are entitled to such dividends as may be declared by our board of directors. We have not paid any dividends on our shares of common stock to date and do not intend to pay dividends prior to the completion of a business combination. The payment of dividends in the future will be contingent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any dividends subsequent to a business combination will be within the discretion of our then board of directors. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board does not anticipate declaring any dividends in the foreseeable future.

Preferred Stock

We are currently authorized to issue 10,000,000 blank check shares of preferred stock, $0.0001 par value per share, with designations, rights and preferences determined from time to time by our Board of Directors. The Charter Amendment will not increase the number of authorized shares of preferred stock.

Shares of preferred stock may be issued from time to time in one or more series, each of which will have such distinctive designation or title as shall be determined by our Board of Directors prior to the issuance of any shares thereof. Shares of preferred stock will have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of preferred stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof. The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of our capital stock entitled to vote generally in the election of the directors, voting together as a single class, without a separate vote of the holders of the preferred stock, or any series thereof, unless a vote of any such holders is required pursuant to any preferred stock designation.

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We do not have any current plans, proposals or arrangements, written or otherwise, to create or issue any shares of preferred stock using the “blank check” authority afforded our Board of Directors by the Charter Amendment. However, our Board believes that this authority is beneficial because it provides us with increased flexibility in pursuit of equity financing. Having authorized “blank check” preferred stock permits us to issue preferred stock for purposes that may be identified in the future, including (i) to raise additional capital or (ii) to engage in a range of investment and strategic opportunities through equity financings. The shares of preferred stock permit our Board of Directors to undertake the foregoing actions on an expedited basis, without the delay and expense ordinarily attendant on obtaining further stockholder approvals. In addition, our Board of Directors believes that the having authorized “blank check” preferred stock improves our ability to attract needed investment capital, as various series of the preferred stock may be customized to meet the needs of any particular transaction or market conditions. “Blank check” preferred stock is commonly authorized by publicly traded companies and is frequently used as a preferred means of raising capital. In particular, in recent years, smaller companies have been required to utilize senior classes of securities to raise capital, with the terms of those securities being highly negotiated and tailored to meet the needs of both investors and the issuing companies. Such senior securities typically include liquidation and dividend preferences, protections, conversion privileges and other rights not found in shares of common stock.

The issuance of preferred stock could affect the relative rights of the holders of our shares of common stock. Depending on the exact powers, preferences and rights, if any, of the preferred stock as determined by our Board of Directors at the time of issuance, the voting power and economic interest of the holders of our shares of common stock may be diluted. For example, the holders of preferred stock may be entitled to (i) certain preferences over the holders of our shares of common stock with respect to dividends or the power to approve the declaration of a dividend, (ii) in the event of liquidation of our company, receive a certain amount per share of their preferred stock before the holders of our shares of common stock receive any distribution, (iii) rights to convert their preferred stock into shares of common stock, and (iv) voting rights which would tend to dilute the voting rights of the holders of our shares of common stock. The aforementioned are only examples of how shares of our preferred stock, if issued, could result in:

•	Reduction of the amount of funds otherwise available for payment of dividends on our shares of common stock;

•	Restrictions on dividends on our shares of common stock;

•	Dilution of the voting power of our shares of common stock; and

•	Restrictions on the rights of holders of our shares of common stock to share in our assets upon liquidation until satisfaction of any liquidation preference granted to the holders of our preferred stock.

Purpose and Effects of Increasing the Number of Our Authorized Shares of Common Stock

As discussed in detail above under “Increase In Authorized Capital Stock — General — Issuance of Authorized Common Stock In the Units Offering”, we may be required to issue part of the additional authorized common shares resulting from the increase in the number of our authorized shares of common stock upon conversion of the Notes or the exercise of the Warrants, and our Board of Directors may in the future elect to increase the number of shares of our common stock that we are authorized to issue under the EIP. If our Board of Directors elects to increase the number of shares of our common stock that we are authorized to issue under the EIP, we do not anticipate seeking approval of our stockholders for such increase. Because we anticipate issuing nonqualifed stock options in the future under the EIP, stockholder approval would not be required.

To the extent that additional authorized shares of common stock are issued in the future, they will decrease our existing stockholders’ percentage equity ownership and, depending upon the price at which they are issued, could be dilutive to the existing stockholders. In addition, the relative voting and other rights that accompany the shares of Common Stock will be affected to the extent that additional authorized shares of common stock are issued in the future. Currently, a group of affiliated stockholders, Black Diamond Financial Group LLC, Black Diamond Holdings LLC, Rackwise Funding LLC and MFPI Partners LLC, beneficially own approximately 47.8% of our Common Stock. If the Conversion Shares are issued to the Purchasers, they will hold in excess of 85% of our issued and outstanding shares of Common Stock (post-conversion). Such concentrated control of our Company may adversely affect the price of our common stock. Investors who acquire common stock may have no effective voice in the management of our Company. Sales by this group of stockholders, along with any other market transactions, could affect the market price of our Common Stock.

Except as we may be required to do so upon conversion of the Notes or the exercise of the Warrants, we currently have no other plans, proposals or arrangements, written or otherwise, to issue any of the additional authorized common shares resulting from the increase in the number of our authorized shares of common stock.

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Interest of Certain Persons In Favor of or Opposition to Matters Acted Upon

None of our directors or executive officers has any substantial interest resulting from the increase in the number of our authorized shares of common stock.

Procedure to Effect the Share Increase

In order to effect the Share Increase, we will file a Certificate of Amendment with the Secretary of State of the State of Nevada to amend our existing Articles of Incorporation. The Share Increase will become effective at the time specified in the Amendment, which is referred to below as the “effective time.” A copy of the form of Certificate of Amendment to our Articles of Incorporation to be filed in connection with the Charter Amendment is attached to this Information Statement as Appendix A.

The Charter Amendment has received the unanimous approval of our Board of Directors and has also been approved by stockholders holding a majority of our outstanding common stock. The text of the form of Charter Amendment attached hereto as Appendix A is subject to modification to include such changes as may be required by the office of the Secretary of State of the State of Nevada and as the Board of Directors deems necessarily and advisable to effect the increase in the number of our authorized shares of common stock, including the insertion of the effective time determined by the Board of Directors.

As soon as practicable after the effective time, stockholders will be notified that the Share Increase has been effected through the filing of a Current Report on Form 8-K with the SEC.

Possible Anti-Takeover Effects of the Proposed Increase in Authorized Capital Stock

The Share Increase and the subsequent issuance of such shares could have the effect of delaying or preventing a change in control of our company without further action by our stockholders. Authorized and unissued shares of common stock could be issued (within the limits imposed by applicable law) in one or more transactions. Any such issuance of additional shares of common stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of common stock, and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of us.

Our Board of Directors acknowledges that the issuance of preferred stock may have the effect of discouraging or thwarting persons seeking to take control of us through a corporation transaction, tender offer or a proxy fight or otherwise seeking to bring about the removal of our incumbent management. Because the authorization of “blank check” preferred stock could be used by our Board of Directors for the adoption of a stockholder rights plan or “poison pill,” the preferred stock may be viewed as having the effect of discouraging an attempt by another person or entity to acquire control of us through the acquisition of a substantial numbers of shares of common stock.

While the Charter Amendment may have anti-takeover ramifications, our Board of Directors believes that the reasons for such Charter Amendment set forth above outweigh any disadvantages. To the extent that such amendment may have anti-takeover effects, such amendment may encourage persons seeking to acquire our company to negotiate directly with the Board of Directors, enabling the Board of Directors to consider the proposed transaction in a manner that best serves our stockholders’ interests. The Charter Amendment has not been made in response to, and is not being presented to deter, any effort to obtain control of us.

No Pre-Emptive Rights

Holders of our common and preferred stock do not have any pre-emptive or similar rights to acquire or subscribe for or purchase any additional shares of any class of capital stock that may be issued in the future and, therefore, future issuances of our common stock may, depending on the circumstances, have a dilutive effect on the earnings per share, voting power and other interests of our existing stockholders.

No Dissenters' Rights

In connection with the approval of the Share Increase, you and our other stockholders will not have a right to dissent and obtain payment for their shares under the NRS or our Articles of Incorporation or By-laws.

Financial Information

Our audited consolidated financial statements and accompanying notes filed with our Annual Report (our “Annual Report”) on Form 10-K for the year ended December 31, 2012, as amended, are incorporated herein by reference.

Our unaudited condensed consolidated interim financial statements and accompanying notes filed with our Quarterly Report on Form 10-Q (our “Quarterly Report”) for the period ended June 30, 2013, are incorporated herein by reference.

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Item 7 of Part II of our Annual Report “Management’s Discussion and Analysis of Financial Condition and Results of Operations” is incorporated herein by reference.

Item 2 of Part II of our Quarterly Report “Management’s Discussion and Analysis of Financial Condition and Results of Operations” is incorporated herein by reference.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of September 30, 2013, unless otherwise noted, by:

●	each stockholder known to us to own beneficially more than 5% of the Common Stock;

●	each of our directors;

●	each of our executive officers; and

●	all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or dispositive power with respect to securities. Common shares relating to options, warrants or convertible debentures currently exercisable, or exercisable within 60 days of September 30, 2013, are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to the community property laws where applicable, the persons or entities named in the tables have sole voting and dispositive power with respect to all shares shown as beneficially owned by them.

Name and Address of Beneficial Owner	Number of Common Shares of Beneficial Ownership (1)		Percentage of Beneficial Ownership (2)
Guy A. Archbold	23,834	(3)	5.03%
Jeff Winzeler	2,002	(4)	*
Edward Feighan	8,727	(5)	1.92%
Michael Feinberg	3,356	(6)	*
Sherman Henderson	1,668	(7)	*
John Kyees	5,371	(8)	1.19%
All executive officers and directors as a group (6 persons)	44,958	(3)(4)(5)(6)(7)(8)	9.22%

Black Diamond Financial Group LLC 1610 Wynkoop Street, Suite 400 Denver, CO 80202	224,609	(9)	42.58%

Navesink RACK, LLC 1200 Federal Hwy., Suite 200 Boca Raton, FL 33432	—	(10)	—

Gottbetter& Partners, LLP 488 Madison Avenue, 12th Floor New York, NY 10022	57,778	(11)	12.83%

Gordon V. Smith 8716 Crider Brook Way Potomac, MD 20854	27,791	(12)	6.01%

Navesink Investment Fund, L.P. 1200 Federal Hwy., Suite 200 Boca Raton, FL 33432	24,720	(13)	5.39%

* Less than 1%.

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(1)	Beneficial ownership is determined in accordance with the rules of the SEC, which include holding voting and investment power with respect to the securities. Shares of common stock subject to options, warrants or convertible debentures currently exercisable or convertible, or exercisable within 60 days of September 30, 2013, are deemed outstanding for computing the percentage of the total number of shares beneficially owned by the designated person, but are not deemed outstanding for computing the percentage for any other person.

(2)	Percent of class based on 450,222 shares of our common stock issued and outstanding as of September 30, 2013.

(3)	Consists of (i) 2,300 options which vested on September 30, 2011 in connection with Mr. Archbold’s appointment as our CEO and President, (ii) 20,700 options which vested on November 29, 2011 and (iii) 834 director options which vested on July 18, 2012. All of such options have an exercise price of $103.50 per share.

(4)	Includes 1,112 and 556 options which vested on January 23, 2013 and February 15, 2013, respectively. In addition, Mr. Winzeler owns 2,223 and 1,112 options which will vest annually at a rate of 50% beginning on January 23, 2014 and February 15, 2014, respectively, if Winzeler remains employed by us on such vesting date. All of such options have an exercise price of $103.50 per share.

(5)	Includes (a) (i) 112 5-year warrants with an exercise price of $300 acquired on January 6, 2012, (ii) 1,667 7-year warrants exercisable on or before April 17, 2019 at an exercise price of $300, (iii) 556 5-year warrants with an exercise price of $90 acquired on October 4, 2012 and (iv) 1,112 5-year warrants with an exercise price of $90 acquired on January 13, 2013, and (b) (i) 834 options with an exercise price of $103.50 per share which vested on July 18, 2012 and (ii) 834 options with an exercise price of $104.40 per share which vested on September 21, 2012.

(6)	Includes (i) 500 5-year warrants with an exercise price of $188 acquired on December 5, 2011, (ii) 834 options with an exercise price of $103.50 per share which vested on July 18, 2012 and (iii) 834 options with an exercise price of $104.40 per share which vested on January 6, 2013.

(7)	Consists of (i) 834 options with an exercise price of $103.50 per share which vested on July 18, 2012 and (ii) 834 options with an exercise price of $104.40 per share which vested on September 21, 2012.

(8)	Includes (i) 679 5-year warrants with an exercise price of $188 acquired on September 21, 2011, (ii) 334 5-year warrants with an exercise price of $300 acquired on January 13, 2012, (iii) 834 options with an exercise price of $103.50 which vested on July 18, 2012 and 834 options with an exercise price of $104.40 which vested on July 18, 2013.

(9)	Includes (a) 10,995 shares of our common stock and 5,652 shares of our common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days of September 30, 2013 owned by Black Diamond Financial Group LLC (“BDFG”), (b) 78,288 shares of our common stock and 41,152 shares of our common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days of August 29, 2013 owned by Black Diamond Holdings LLC (“BDH”), (c) 56,859 shares of our common stock and 29,926 shares of our common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days of September 30, 2013 owned by Rackwise Funding LLC (“Rackwise Funding”), and (d) 1,138 shares of our common stock and 599 shares of our common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days of September 10, 2013 owned by MFPI Partners LLC (“MFPI”).

In addition, excludes 1,275,618 shares of our common stock. In connection with the first, second and third closings of the Units Offering and as fixed pursuant to an agreement among us, Navesink RACK, LLC and BDFG and its affiliates, entered into as of August 9, 2013, BDFG may, on a one-time basis, as the result of it and Navesink RACK, LLC having made an aggregate investment in excess of $1,500,000, at any time during the term of the Notes, convert the its Notes, including all accrued interest due thereon, into approximately 1,275,618 shares of our common stock.

BDFG is the manager of BDH and Rackwise Funding. Patrick Imeson is the manager of BDFG and MFPI and, to our knowledge, has sole voting and investment power with respect to the securities owned by BDFG, BDH, Rackwise Funding and MFPI. Mr. Imeson may be deemed to beneficially own the securities held by BDFG, BDH, Rackwise Funding and MFPI.

(10)	Excludes 1,275,618 shares of our common stock. In connection with the first, second and third closings of the Units Offering and as fixed pursuant to an agreement among us, Navesink RACK, LLC and BDFG and its affiliates, entered into as of August 9, 2013, Navesink RACK, LLC may, on a one-time basis, as the result of it and BDFG having made an aggregate investment in excess of $1,500,000, at any time during the term of the Notes, convert the its Notes, including all accrued interest due thereon, into approximately 1,275,618 shares of our common stock. Alan Goddard is the managing member of Navesink RACK, LLC and, to our knowledge, has shared voting and investment power with respect to the securities owned by Navesink RACK, LLC. Mr. Goddard may be deemed to beneficially own the securities held by Navesink RACK, LLC. In addition, please see footnote 13 below.

(11)	Adam S. Gottbetter, Esq. is the managing partner of Gottbetter & Partners, LLP and has sole voting and investment power with respect to the securities owned by Gottbetter & Partners, LLP. Mr. Gottbetter may be deemed to beneficially own the securities held by Gottbetter & Partners, LLP.

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(12)	Includes 12,299 shares of our common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days of September 30, 2013.

(13)	Consists of (a) 2,575 shares of our common stock owned by AMG II, LLC (“AMG”), (b) 445 shares of our common stock and 112 shares of our common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days of September 30, 2013 owned by Navesink Capital Advisors, LLC (“NCA”), and (c) 13,281 shares of our common stock and 8,307 shares of our common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days of September 30, 2013 owned by Navesink Investment Fund, L.P. (“NIF”). Excludes 13,334 shares of our common stock issuable upon exercise of outstanding warrants owned by NCA, the exercise of which warrants is subject to a customary 9.99% “blocker.” Navesink Partners, LLC is the general partner of NIF. Alan Goddard is the managing member of AMG, NCA and Navesink Partners, LLC and, to our knowledge, has sole voting and investment power with respect to the securities owned by AMG, NCA and NIF. Mr. Goddard may be deemed to beneficially own the securities held by AMG, NCA and NIF.

ADDITIONAL INFORMATION

We are subject to the disclosure requirements of the Exchange Act and in accordance therewith, file reports, information statements and other information, including annual and quarterly reports on Form 10-K and 10-Q, respectively, with the SEC. Reports and other information filed by us can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549. Copies of such material can also be obtained upon written request addressed to the SEC, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the SEC maintains a web site on the Internet (http://www.sec.gov) that contains reports, information statements and other information regarding issuers that file electronically with the SEC through the Electronic Data Gathering, Analysis and Retrieval System.

You may request a copy of these filings, at no cost, by writing Rackwise, Inc. at 2365 Iron Point, Suite 190, Folsom, CA 95630, attention CFO, or telephoning the Company at (916) 984-6000. Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this Information Statement (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to such previous statement. Any statement so modified or superseded will not be deemed a part of this Information Statement except as so modified or superseded.

This Information Statement is provided to our stockholders only for information purposes in connection with the Authorized Share Increase, pursuant to and in accordance with Rule 14c-2 of the Exchange Act. Please carefully read this Information Statement.

Dated: October 17, 2013	BY ORDER OF THE BOARD OF DIRECTORS

	By:	/s/Guy A. Archbold
Name: Guy A. Archbold
Title: Chairman

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APPENDIX A

Form of Certificate of Amendment

to the Articles of Incorporation of Rackwise, Inc.

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Rackwise, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Article 3 of the Articles of Incorporation of the Corporation has been amended as set forth in Exhibit A attached hereto and made a part hereof by this reference.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: ________ Shares (____%)

4. Effective date and time of filing: (optional) Date: ________ Time: ________

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X ______________________________

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Amend Profit-After
Revised: 8-31-11

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Exhibit A

Article 3 of the Corporation’s Articles of Incorporation shall be amended and restated in its entirety to read follows:

“3. Authorized Stock:

(a)	The Corporation is authorized to issue two classes of stock, to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that the Corporation is authorized to issue is three hundred and ten million (310,000,000) shares, of which three hundred million (300,000,000) shares shall be Common Stock, each having a par value of $0.0001, and ten million (10,000,000) shares shall be Preferred Stock, each having a par value of $0.0001.

(b)	The Board of Directors shall have authority to prescribe and provide for, by resolution or resolutions adopted by the Board of Directors, the issuance of Preferred Stock from time to time in one or more classes and/or series, the distinguishing designation for each class or series of Preferred Stock, the number of each class or series of Preferred Stock and the voting powers, designations, preferences and relative, participating, optional or other rights of each class or series of Preferred Stock, and the qualifications, limitations or restrictions, if any, thereof, and to increase or decrease the number of shares of any class or series of Preferred Stock subsequent to the issuance of shares of that class or series, but not below the number of shares of such class or series then outstanding, all to the full extent permitted by the Nevada Private Corporation Law, or any successor law(s) of the State of Nevada. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. Without limiting the generality of the foregoing, any of the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of a class or series of Preferred Stock, and any rate, condition or time for payment of distributions on any class or series of Preferred Stock, may be made dependent upon any fact or event which may be ascertained outside these Articles of Incorporation or the resolution adopted by the Board of Directors if the manner in which such fact or event may operate is stated in the resolution. As used in this paragraph, “fact or event” includes, without limitation, the existence of a fact or occurrence of an event, including, without limitation, a determination or action by a person, the Corporation itself or any government, governmental agency or political subdivision of a government.”

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